                               VIALOG CORPORATION

          CALCULATION OF SHARES USED IN DETERMINING NET LOSS PER SHARE
                                  (Unaudited)

                                    Three Months Ended     Nine Months Ended
                                       September 30,         September 30,
                                    --------------------  --------------------
                                      1999       2000       1999       2000
                                    ---------  ---------  ---------  ---------
Common stock, beginning of
 period...........................  8,661,722  9,471,102  3,693,672  9,133,569
Weighted average common shares
 issued during period, net........     77,503     25,199  3,933,948    207,631
Common stock options and warrants
 using the treasury stock method..        --         --         --         --
                                    ---------  ---------  ---------  ---------
                                    8,739,225  9,496,301  7,627,620  9,341,200
                                    =========  =========  =========  =========
Net loss (in thousands)...........  $  (2,478) $  (3,731) $  (9,403) $  (6,009)
                                    =========  =========  =========  =========
Basic and diluted net loss per
 share............................  $   (0.28) $   (0.39) $   (1.23) $   (0.64)
                                    =========  =========  =========  =========
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